Exhibit 99.1

CU BANCORP REPORTS RECORD ANNUAL NET INCOME FOR 2015

Los Angeles, CA, January 28, 2016 – CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the fourth quarter and full year of 2015.

The comparability of financial information for the fourth quarter and full year of 2015 to 2014 is affected by the Company’s acquisition of 1st Enterprise Bank (“1st Enterprise”), which was accomplished by a merger of California United Bank with 1st Enterprise (“the merger”), effective November 30, 2014. Operating results for fourth quarter and full year 2014 included the combined operations of both entities from November 30, 2014.

Full Year and Fourth Quarter 2015 Highlights

•	Net income in 2015 was $21 million, up 138% from the prior year

•	Return on average tangible common equity of 9.86%, up from 6.50% in the prior year

•	Efficiency ratio improved to 58%, from 59% in the prior quarter

•	Tangible book value per share increased $1.30 per share, or 11.4% to $12.67 from the prior year

•	Total assets increased $370 million from 2014 to $2.6 billion

•	Record net organic loan growth of $104 million in the fourth quarter

•	Total loans increased to $1.8 billion, an increase of $208 million or 13% from 2014

•	Total deposits at year end 2015 increased to $2.3 billion, an increase of $339 million or 17% from 2014

•	Non-interest bearing demand deposits were 56% of total deposits at year-end 2015

•	Year-end average deposits per branch increased to $254 million

•	Nonperforming assets to total assets decreased to 0.09%, at December 31, 2015, from 0.21% at December 31, 2014

•	Continued status as well-capitalized, the highest regulatory category

“We are very pleased with the results from the first full year of combined operations since the merger of California United Bank and 1st Enterprise,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “The integration of our two high-performing business banks was virtually seamless and the expected synergies of the merger have been realized, as seen in both the improvement in our efficiency ratio and double-digit loan growth in every quarter of 2015. We’ve built an efficient low-cost funding platform with an average cost of deposits of 0.10% and an average deposit balance of $254 million per branch.

“In the fourth quarter of 2015 CUB achieved net organic loan growth of $104 million, the highest in Company history. With nearly all of the loan production booked in December, the fourth quarter’s interest income didn’t fully benefit from our strong performance; however, we believe that the first quarter’s interest income will reflect that loan growth. Expenses remained flat from the previous quarter while revenues grew 3%, improving the Company’s efficiency ratio to a record low of 58%.

Net income in the quarter was negatively impacted by a higher provision for loan losses due to strong organic loan growth and unusually higher net charge-offs. As a result of the net charge-offs, the Company’s nonperforming asset ratio at the end of 2015 was just 0.09%, one of the lowest of publicly-held West Coast banks.

“Throughout 2015 we remained focused on our relationship-based, business-banking franchise model, which resulted in increases in total commercial and industrial lines of credit commitments for the quarter and the year,” said Brian Horton, President of CU Bancorp and California United Bank. “While commercial and industrial loan balances outstanding are up only modestly for the year, this reflects our commitment to disciplined underwriting, which we believe helps to maintain a low risk profile throughout the business cycle. Loan growth in the fourth quarter primarily came from owner-occupied nonresidential properties, an important element of our business banking focus, and from our construction lending portfolio, which is largely made up of long-term relationships with the Bank.”

“While we continue to evaluate opportunities for growth through additional strategic acquisitions, our total net organic loan growth of $350 million in 2015 is evidence that we can continue to grow and improve our performance and profitability organically,” said Rainer. “Going forward, we believe CUB’s strong growth in outstanding loans and the recent increase in the prime rate—positively affecting just under one-third of the Company’s loan portfolio—as well as our strong pipeline going into the first quarter, all position the Company well for solid earnings growth in 2016.”

Full Year and Fourth Quarter 2015 Operating Results

Net Income and Profitability Ratios

Net income for 2015 was $21.2 million, compared with net income of $8.9 million for 2014. Net income available to common shareholders for 2015 was $20.1 million or $1.18 per fully diluted share, compared with net income available to common shareholders of $8.8 million or $0.75 per fully diluted share for 2014. The increases were primarily related to the successful execution of the merger with 1st Enterprise at the end of November 2014. Excluding merger-related charges, core net income available to common shareholders for the full year of 2015 was $20.6 million or $1.21 per fully diluted share, an increase of 23% in earnings per share compared to core net income available to common shareholders of $11.4 million or $0.98 per fully diluted share for the full year of 2014. Merger-related expenses were $921 thousand in 2015, compared to $3.5 million in 2014.

Net income available to common shareholders for the fourth quarter of 2015 was $5.2 million or $0.30 per fully diluted share, compared with net income available to common shareholders of $1.2 million or $0.09 per fully diluted share for the fourth quarter of 2014. Core net income available to common shareholders for the fourth quarter of 2015 was $5.2 million or $0.30 per fully diluted share, an increase of 50% in earnings per share compared to core net income available to common shareholders of $2.7 million or $0.20 per fully diluted share for the fourth quarter of 2014. There were no merger-related expenses in the fourth quarter of 2015, compared to $2.4 million in the year-ago quarter. The loan loss provision for the fourth quarter of 2015 was $2.2 million, compared to $1.7 million in the year ago quarter.

Net income for the fourth quarter of 2015 was $5.5 million and net income available to common shareholders was $5.2 million or $0.30 per fully diluted share, compared with net income of $6.3 million and net income available to common shareholders of $6.0 million or $0.35 per fully diluted share in the third quarter of 2015. Revenues in the fourth quarter of 2015 were up $751 thousand or 3% over the third quarter of 2015 while expenses remained flat. Without the impact of the provision for loan losses in the fourth quarter of 2015, pretax income would have increased by $745 thousand or 7%, compared to prior quarter. The loan loss provision in the fourth quarter of 2015 was $2.2 million, compared to $705 thousand in the prior quarter; the increase was due to a combination of higher charge-offs and record loan growth. In the fourth quarter of 2015 quarterly dividends from the Federal Home Loan Bank of San Francisco were $219 thousand and benefits from discrete tax credits were $133 thousand, compared to $409 thousand and $465 thousand, respectively, in the third quarter of 2015.

The Company calculates core net income available to common shareholders by adding back the tax-effected merger-related charges to GAAP earnings for the periods presented, because the Company believes the use of core net income available to common shareholders, a non-GAAP measure, facilitates the assessment of its banking operations and peer comparability. A reconciliation to GAAP is included in tabular form at the end of this release.

The following table shows certain of the Company’s performance ratios based on net income for the fourth and third quarters of 2015, and core net income for the fourth quarter of 2014 and the full years of 2015 and 2014.

	Q4 2015	Q3 2015	CORE Q4 2014	CORE FY 2015	CORE FY 2014
Operating efficiency ratio	58%	59%	66%	60%	65%
Return on average tangible common equity	9.61%	11.48%	7.06%	10.12%	8.46%
Return on average assets	0.77%	0.93%	0.61%	0.83%	0.76%

Net Interest Income and Net Interest Margin

Net interest income totaled $87.4 million for the full year of 2015, an increase of $34.2 million or 64% from the previous year. The increase was due to higher average loan balances, the result of the merger with 1st Enterprise, as well as strong net organic loan growth.

Net interest margin for the full year of 2015 was 3.83%, compared to 3.79% in the previous year. The increase was due to average loans being a higher percentage of average earning assets in 2015 than in 2014.

The net interest margin in the fourth quarter of 2015 was 3.72%, compared to 3.78% in the fourth quarter of 2014. The decrease was primarily driven by a decrease in the loan yield in the fourth quarter of 2015 compared to the fourth quarter of 2014.

Net interest income for the fourth quarter of 2015 increased $700 thousand or 3% from the third quarter of 2015, the result of the Company recognizing higher fair value discounts earned, as well as higher average loan balances outpacing loan yield compression in the fourth quarter.

The Company’s net interest income was positively impacted in both the fourth quarter of 2015 and the third quarter of 2015 by the recognition of fair value discount earned on early payoffs of acquired loans. In the fourth quarter of 2015 the Company recorded $1.0 million in discount earned on early loan payoffs of acquired loans, largely related to two loans, and other associated payoff benefits aggregating to $294 thousand, with a positive impact on the net interest margin of 21 basis points. In the third quarter of 2015 the Company recorded $560 thousand in discount earned on early loan payoffs of acquired loans and other associated payoff benefits aggregating to $321 thousand, with a positive impact on the net interest margin of 15 basis points.

The net interest margin in the fourth quarter of 2015 was 3.72%, compared to 3.79% in the third quarter of 2015. The decrease was largely due to average loans representing a smaller percentage of average earning assets in the fourth quarter than the third quarter.

As of December 31, 2015, the Company had $14.9 million of discount remaining on acquired accruing loans.

The Company’s cost of funds was 0.12% in the fourth quarter of 2015, a decrease from 0.13% in the fourth quarter of 2014 and the same as 0.12% in the third quarter of 2015.

Non-interest Income

Non-interest income was $11.7 million in 2015, an increase of $4 million or 52% from $7.7 million in the prior year. The increase in year-over-year non-interest income is the result of the combined operation of the two banks after the merger in November 2014.

Non-interest income was $3 million in the fourth quarter of 2015, an increase of $907 thousand or 43% from $2.1 million in the same quarter of the prior year. The increase in non-interest income from the prior year is the result of the combined operation of the two banks after the merger in November 2014.

Non-interest income in the fourth quarter of 2015 increased $51 thousand or 2% over the third quarter of 2015. The increase was primarily due to an increase of $112 thousand in gain on sale of securities, as well as increases in deposit account service charge income of $32 thousand, partially offset by a decrease of $121 thousand in gain on sale of SBA loans, which were the highest in Company history in the third quarter of 2015.

Non-interest Expense

Non-interest expense incurred in 2015 was $60 million, an increase of $16.6 million, or 38% from $43.4 million in the prior year. The increase in year-over-year non-interest expense is the result of the combined operation of the two banks after the merger in November 2014.

Non-interest expense for the fourth quarter of 2015 was $15.1 million. Non-interest expense for the fourth quarter of 2014 was $14.1 million, which reflected only one month of combined operations after the merger, and merger-related expenses of $2.4 million.

Non-interest expense for the fourth quarter of 2015 was $15.1 million, the same as the third quarter of 2015; in the second quarter of 2015, non-interest expense was $14.9 million. “Since the conversion was completed in the first quarter, the Company has been fully integrated and able to capitalize on operating leverage as revenues grow and expenses remain flat, which can be seen in the improvement of our efficiency ratio,” said Karen Schoenbaum, Chief Financial Officer of CU Bancorp and California United Bank.

At December 31, 2015, the Company had 266 active full-time equivalent employees, unchanged from the previous quarter.

Income Tax

In the fourth and third quarters of 2015, the Company realized combined one-time discrete tax benefits of $133 thousand and $465 thousand, respectively. The fourth quarter benefit was primarily related to California Organized Investment Network (“COIN”) credits. For the full year of 2015 the Company’s effective tax rate, without the discrete benefits, was 39%.

Balance Sheet

Assets

Total assets at December 31, 2015, were $2.6 billion, a year-over-year increase of $370 million from December 31, 2014. The increase was primarily due to strong deposit growth throughout 2015.

During the fourth quarter of 2015, the Company purchased investment securities with a weighted average life of 3.5 years, reducing its balances at the Federal Reserve to $101 million at December 31, 2015. The purchases reflect management’s outlook that rates in the two to five year segment of the yield curve will remain relatively flat for the foreseeable future.

Loans

Total loans were $1.8 billion at December 31, 2015, an increase of $62 million or 14% annualized from the end of the prior quarter. This also represents an increase of $208 million or 13% from December 31, 2014. The increases in total loans from the prior year and the prior quarter were due to strong loan growth.

During the fourth quarter of 2015, the Company had $104 million of net organic loan growth. Pay downs and payoffs in the acquired loan portfolios were approximately $42 million in the same quarter.

Included in loan growth in the fourth quarter was a $31 million increase in the construction lending portfolio, which consists predominantly of residential construction projects in Los Angeles County undertaken by customers that have long-term relationships with the Company.

Total commercial and industrial line of credit commitments increased from the prior quarter; however, commercial and industrial loans outstanding, which include term loans, declined from the prior quarter. Utilization of commercial and industrial line of credit commitments was 46%.

At December 31, 2015, commercial and industrial loans, and owner occupied real estate loans combined were $945 million or 52% of total loans, compared to $933 million or 53% at September 30, 2015. At December 31, 2014, commercial and industrial loans, and owner occupied real estate loans combined were $868 million or 53% of total loans.

Deposits

Total deposits at December 31, 2015 were $2.3 billion, an increase of $27 million from the end of the prior quarter and $339 million from the prior year. The strong growth in total deposits for the year was largely in non-interest bearing deposits. Non-interest bearing deposits at December 31, 2015 were $1.3 billion or 56% of total deposits, an all-time high for the Bank, compared to $1.2 billion or 55% of total deposits at September 30, 2015.

Cost of deposits for the quarter and the full year of 2015 was 0.10%.

With the closure of the branch in Simi Valley in December of 2015, the average deposits per branch are $254 million dollars, an outstanding platform for an efficient commercial banking franchise. No cost savings are expected from the branch closure, as the location will remain in use as an administrative office. Former Simi Valley customers will be served by the Company’s Conejo Valley branch.

Asset Quality

Total non-performing assets were $2.4 million, or 0.09% of total assets at December 31, 2015, compared with $5.6 million, or 0.21% of total assets, at September 30, 2015. The decrease was largely due to net charge-offs of $1.5 million, as well as the disposition of an other real estate owned property at approximately net book value.

Net charge-offs in the fourth quarter were dominated by one commercial and industrial loan relationship, which had been on nonaccrual status since May 2013 and recently converted to Chapter 7 bankruptcy.

2015 net charge-offs of 0.12% were primarily related to two commercial and industrial loan charge-offs in the first and fourth quarters. Including 2015, CUB’s net loan charge-offs for the last 5 years have averaged only 0.06%.

The Company recorded a loan loss provision of $2.2 million for the fourth quarter of 2015. The loan loss provision reflects $1.5 million in net charge-offs, as well as the provisioning for strong net organic loan growth of $104 million during the fourth quarter.

Total nonaccrual loans were $2.0 million, or 0.11% of total loans, at December 31, 2015, compared with $4.3 million, or 0.24% of total loans, at September 30, 2015. Of the remaining nonaccrual loans, none individually exceeds $400 thousand.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.25% at December 31, 2015, compared with 1.30% at September 30, 2015, and 1.39% at December 31, 2014.

Capital

CU Bancorp remained well capitalized at December 31, 2015 with total risk-weighted assets of $2,329,770,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

December 31, 2015	Minimum Capital to Be Considered “Well Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	11.55%
Tier 1 Risk-Based Capital Ratio	8%	10.85%
Common Equity Tier 1 Ratio	6.5%	9.61%
Tier 1 Leverage Capital Ratio	5%	9.67%

At December 31, 2015, tangible common equity was $217.5 million with common shares issued of 17,175,389 as of the same date, resulting in tangible book value per common share of $12.67. This compares to tangible common equity of $209.5 million with a tangible book value per common share of $12.42 at September 30, 2015. In the fourth quarter of 2015, the Company increased goodwill by $653 thousand, which reduced tangible book value per share by $0.03. The increase in goodwill was due to a write-down of $1.1 million taken when the Company finalized the fair value estimate of a loan relationship acquired in the merger with 1st Enterprise.

In the fourth quarter of 2015, 295,704 stock options with a weighted average strike price of $9.49 were exercised and 416,543 stock options with a weighted average strike price of $9.21 will expire in 2016. The majority of options in both periods are related to the rollover of 1st Enterprise options.

Non-GAAP Financial Disclosures

This press release contains certain non-GAAP financial disclosures. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. CU Bancorp assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2015	September 30, 2015	December 31, 2014
	Unaudited	Unaudited	Audited
ASSETS
Cash and due from banks	$50,960	$41,929	$33,996
Interest earning deposits in other financial institutions	171,103	269,298	98,590

Total cash and cash equivalents	222,063	311,227	132,586
Certificates of deposit in other financial institutions	56,860	58,674	76,433
Investment securities available-for-sale, at fair value	315,785	256,085	226,962
Investment securities held-to-maturity, at amortized cost	42,036	43,269	47,147

Total investment securities	357,821	299,354	274,109
Loans	1,833,163	1,771,347	1,624,723
Allowance for loan loss	(15,682)	(14,965)	(12,610)

Net loans	1,817,481	1,756,382	1,612,113
Premises and equipment, net	5,139	4,981	5,377
Deferred tax assets, net	17,033	17,241	16,504
Other real estate owned, net	325	1,292	850
Goodwill	64,603	63,950	63,950
Core deposit and leasehold right intangibles	7,671	8,138	9,547
Bank owned life insurance	49,912	49,548	38,732
Accrued interest receivable and other assets	35,734	33,220	34,916

Total Assets	$2,634,642	$2,604,007	$2,265,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,288,085	$1,248,348	$1,032,634
Interest bearing transaction accounts	261,123	257,853	206,544
Money market and savings deposits	679,081	691,292	643,675
Certificates of deposit	58,502	62,320	64,840

Total deposits	2,286,791	2,259,813	1,947,693
Securities sold under agreements to repurchase	14,360	16,698	9,411
Subordinated debentures, net	9,697	9,657	9,538
Accrued interest payable and other liabilities	16,987	19,491	19,283

Total Liabilities	2,327,835	2,305,659	1,985,925

SHAREHOLDERS’ EQUITY
Serial preferred stock	16,995	16,739	16,004
Common stock	230,688	227,823	226,389
Additional paid-in capital	23,017	21,810	19,748
Retained earnings	36,923	31,713	16,861
Accumulated other comprehensive income (loss)	(816)	263	190

Total Shareholders’ Equity	306,807	298,348	279,192

Total Liabilities and Shareholders’ Equity	$2,634,642	$2,604,007	$2,265,117

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	December 31, 2015	September 30, 2015	December 31, 2014
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$22,298	$21,689	$15,191
Interest on investment securities	1,163	1,124	812
Interest on interest bearing deposits in other financial institutions	346	293	261

Total Interest Income	23,807	23,106	16,264

Interest Expense
Interest on interest bearing transaction accounts	110	105	84
Interest on money market and savings deposits	434	427	282
Interest on certificates of deposit	40	53	47
Interest on securities sold under agreements to repurchase	9	9	7
Interest on subordinated debentures	112	110	108

Total Interest Expense	705	704	528

Net Interest Income	23,102	22,402	15,736
Provision for loan losses	2,249	705	1,721

Net Interest Income After Provision For Loan Losses	20,853	21,697	14,015

Non-Interest Income
Gain (loss) on sale of securities, net	112	—	(47)
Gain on sale of SBA loans, net	519	640	285
Deposit account service charge income	1,191	1,159	853
Other non-interest income	1,217	1,189	1,041

Total Non-Interest Income	3,039	2,988	2,132

Non-Interest Expense
Salaries and employee benefits	8,944	8,934	8,266
Stock compensation expense	836	810	367
Occupancy	1,492	1,465	1,142
Data processing	623	596	545
Legal and professional	497	412	616
FDIC deposit assessment	412	370	248
Merger related expenses	—	146	1,174
OREO valuation write-downs and expenses	66	153	1
Office services expenses	322	383	305
Other operating expenses	1,881	1,798	1,443

Total Non-Interest Expense	15,073	15,067	14,107

Net Income Before Provision for Income Tax	8,819	9,618	2,040
Provision for income tax	3,312	3,355	733

Net Income	$5,507	$6,263	$1,307

Preferred stock dividends and discount accretion	297	293	124

Net Income Available to Common Shareholders	$5,210	$5,970	$1,183

Earnings Per Share
Basic earnings per share	$0.31	$0.36	$0.09
Diluted earnings per share	$0.30	$0.35	$0.09
Average shares outstanding	16,744,000	16,541,000	12,761,000
Diluted average shares outstanding	17,163,000	16,998,000	13,228,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the Year Ended December 31,
	2015	2014
	Unaudited	Audited
Interest Income
Interest and fees on loans	$84,537	$51,882
Interest on investment securities	4,518	2,369
Interest on interest bearing deposits in other financial institutions	1,087	926

Total Interest Income	90,142	55,177

Interest Expense
Interest on interest bearing transaction accounts	413	278
Interest on money market and savings deposits	1,652	963
Interest on certificates of deposit	190	216
Interest on securities sold under agreements to repurchase	30	34
Interest on subordinated debentures	438	431

Total Interest Expense	2,723	1,922

Net Interest Income	87,419	53,255
Provision for loan losses	5,080	2,239

Net Interest Income After Provision For Loan Losses	82,339	51,016

Non-Interest Income
Gain (loss) on sale of securities, net	112	(47)
Gain on sale of SBA loans, net	1,797	1,221
Deposit account service charge income	4,644	2,744
Other non-interest income	5,177	3,791

Total Non-Interest Income	11,730	7,709

Non-Interest Expense
Salaries and employee benefits	34,989	24,820
Stock compensation expense	2,966	1,699
Occupancy	5,792	4,112
Data processing	2,495	1,968
Legal and professional	2,411	2,006
FDIC deposit assessment	1,466	844
Merger related expenses	498	2,302
OREO valuation write-downs and expenses	245	15
Office services expenses	1,526	1,026
Other operating expenses	7,577	4,593

Total Non-Interest Expense	59,965	43,385

Net Income Before Provision for Income Tax	34,104	15,340
Provision for income tax	12,868	6,432

Net Income	$21,236	$8,908

Preferred stock dividends and discount accretion	1,174	124

Net Income Available to Common Shareholders	$20,062	$8,784

Earnings Per Share
Basic earnings per share	$1.21	$0.77
Diluted earnings per share	$1.18	$0.75
Average shares outstanding	16,544,000	11,393,000
Diluted average shares outstanding	16,983,000	11,668,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2015			September 30, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$362,966	$346	0.37%	$329,640	$293	0.35%
Investment securities	330,812	1,163	1.41%	281,476	1,124	1.60%
Loans	1,769,043	22,298	5.00%	1,735,977	21,689	4.96%

Total interest-earning assets	2,462,821	23,807	3.84%	2,347,093	23,106	3.91%
Non-interest-earning assets	215,604			212,301

Total Assets	$2,678,425			$2,559,394

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$271,359	$110	0.16%	$268,877	$105	0.15%
Money market and savings deposits	714,439	434	0.24%	701,189	427	0.24%
Certificates of deposit	59,497	40	0.27%	61,243	53	0.34%

Total Interest Bearing Deposits	1,045,295	584	0.22%	1,031,309	585	0.23%
Securities sold under agreements to repurchase	17,143	9	0.21%	15,306	9	0.23%
Subordinated debentures and other debt	9,678	112	4.53%	9,703	110	4.44%

Total Interest Bearing Liabilities	1,072,116	705	0.26%	1,056,318	704	0.26%
Non-interest bearing demand deposits	1,283,373			1,190,170

Total funding sources	2,355,489			2,246,488
Non-interest bearing liabilities	18,910			17,717
Shareholders’ Equity	304,026			295,189

Total Liabilities and Shareholders’ Equity	$2,678,425			$2,559,394

Net interest income		$23,102			$22,402

Net interest margin			3.72%			3.79%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2015			December 31, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$362,966	$346	0.37%	$275,340	$261	0.37%
Investment securities	330,812	1,163	1.41%	191,203	812	1.70%
Loans	1,769,043	22,298	5.00%	1,186,899	15,191	5.08%

Total interest-earning assets	2,462,821	23,807	3.84%	1,653,442	16,264	3.90%
Non-interest-earning assets	215,604			109,277

Total Assets	$2,678,425			$1,762,719

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$271,359	$110	0.16%	$185,232	$84	0.18%
Money market and savings deposits	714,439	434	0.24%	469,065	282	0.24%
Certificates of deposit	59,497	40	0.27%	61,154	47	0.30%

Total Interest Bearing Deposits	1,045,295	584	0.22%	715,451	413	0.23%
Securities sold under agreements to repurchase	17,143	9	0.21%	12,716	7	0.22%
Subordinated debentures and other debt	9,678	112	4.53%	9,642	108	4.38%

Total Interest Bearing Liabilities	1,072,116	705	0.26%	737,809	528	0.28%
Non-interest bearing demand deposits	1,283,373			830,711

Total funding sources	2,355,489			1,568,520
Non-interest bearing liabilities	18,910			17,157
Shareholders’ Equity	304,026			177,042

Total Liabilities and Shareholders’ Equity	$2,678,425			$1,762,719

Net interest income		$23,102			$15,736

Net interest margin			3.72%			3.78%

CU BANCORP

CONSOLIDATED YEAR-TO-DATE AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Twelve Months Ended
	December 31, 2015			December 31, 2014
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-Earning Assets:
Deposits in other financial institutions	$289,364	$1,087	0.37%	$265,076	$926	0.34%
Investment securities	287,436	4,518	1.57%	129,841	2,369	1.82%
Loans	1,707,654	84,537	4.95%	1,010,030	51,882	5.14%

Total interest-earning assets	2,284,454	90,142	3.95%	1,404,947	55,177	3.93%
Non-interest-earning assets	210,736			95,818

Total Assets	$2,495,190			$1,500,765

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$258,444	$413	0.16%	$153,327	$278	0.18%
Money market and savings deposits	690,065	1,652	0.24%	390,185	963	0.25%
Certificates of deposit	61,275	190	0.31%	61,048	216	0.35%

Total Interest Bearing Deposits	1,009,784	2,255	0.22%	604,560	1,457	0.24%
Securities sold under agreements to repurchase	13,966	30	0.21%	13,579	34	0.25%
Subordinated debentures and other debt	9,637	438	4.48%	9,556	431	4.45%

Total Interest Bearing Liabilities	1,033,387	2,723	0.26%	627,695	1,922	0.31%
Non-interest bearing demand deposits	1,151,075			704,437

Total funding sources	2,184,462			1,332,132
Non-interest bearing liabilities	18,151			16,133
Shareholders’ Equity	292,577			152,500

Total Liabilities and Shareholders’ Equity	$2,495,190			$1,500,765

Net interest income		$87,419			$53,255

Net interest margin			3.83%			3.79%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	December 31, 2015	September 30, 2015	December 31, 2014
	Unaudited	Unaudited	Audited
Commercial and Industrial Loans:	$537,368	$556,462	$528,517
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	407,979	376,579	339,309
Other Nonresidential Properties	533,168	515,402	481,517
Construction, Land Development and Other Land	125,832	94,353	72,223
1-4 Family Residential Properties	114,525	125,635	121,985
Multifamily Residential Properties	71,179	65,275	52,813

Total Loans Secured by Real Estate	1,252,683	1,177,244	1,067,847

Other Loans:	43,112	37,641	28,359

Total Loans	$1,833,163	$1,771,347	$1,624,723

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	December 31, 2015		September 30, 2015		December 31, 2014
	Unaudited		Unaudited		Unaudited
Disbursed	$408,619	46%	$413,732	47%	$403,394	47%
Undisbursed	477,901	54%	457,520	53%	453,266	53%

Total Commitments	$886,520	100%	$871,252	100%	$856,660	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	December 31, 2015	September 30, 2015	December 31, 2014
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Total risk-based capital ratio	11.55%	11.45%	11.61%
Common equity tier 1 capital ratio	9.61%	9.51%	—
Tier 1 risk-based capital ratio	10.85%	10.76%	10.95%
Tier 1 leverage capital ratio	9.67%	9.78%	12.92%
Tangible Common Equity/Tangible Assets	8.49%	8.28%	9.48%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$89	$1,516	$2,131
Loans acquired thru acquisition on non-accrual	1,962	2,788	1,778

Total non-accrual loans	2,051	4,304	3,909
Other Real Estate Owned	325	1,292	850

Total non-performing assets	$2,376	$5,596	$4,759

Net charge-offs/(recoveries) year to date	$2,009	$476	$231
Net charge-offs/(recoveries) quarterly	$1,532	$(136)	$458
Non-accrual loans to total loans	0.11%	0.24%	0.24%
Total non-performing assets to total assets	0.09%	0.21%	0.21%
Allowance for loan losses to total loans	0.86%	0.84%	0.78%
Allowance for loan losses to total loans accounted at historical cost, which excludes loans acquired by acquisition	1.25%	1.30%	1.39%
Net year to date charge-offs/(recoveries) to average year to date loans	0.12%	0.03%	0.02%
Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual loans acquired by acquisition and related allowance	17583%	987%	592%
Allowance for loan losses to total non-accrual loans	764%	348%	323%

As of December 31, 2015, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Core Net Income, Core ROAA, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income Available to Common Shareholders, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income Available to Common Shareholders is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core Net Income Available to Common Shareholders should not be viewed as a substitute for Net Income Available to Common Shareholders. A reconciliation of CU Bancorp’s Net Income Available to Common Shareholders to Core Net Income Available to Common Shareholders, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands, except share data)

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Net Income Available to Common Shareholders	$5,210	$5,970	$1,183
Add back: Merger expenses, net	—	84	825
Add back: Severance and retention, net	—	38	688

Core Net Income Available to Common Shareholders	$5,210	$6,092	$2,696

Provision for Loan Losses	$2,249	$705	$1,721
Average Assets	2,678,425	2,559,394	1,762,719
ROAA	0.77%	0.93%	0.27%
Core ROAA*	0.77%	0.94%	0.61%
Diluted Average Shares Outstanding	17,163,000	16,998,000	13,228,000
Diluted Earnings Per Share	$0.30	$0.35	$0.09
Diluted Core Earnings Per Share**	$0.30	$0.36	$0.20

*	Core ROAA: Annualized core net income available to common shareholders/average assets
**	Diluted Core Earnings Per Share: Core net income available to common shareholders /diluted average shares outstanding

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Net Interest Income	$23,102	$22,402	$15,736
Non-Interest Income	3,039	2,988	2,132
Subtract: Gain (loss) on sale of securities, net	112	—	(47)

Non-Interest Income excluding gain (loss) on sale of securities, net	$2,927	$2,988	$2,179
Non-Interest Expense	15,073	15,067	14,107
Subtract: Merger expenses	—	146	1,174
Subtract: Severance and retention	—	65	1,187

Core Non-Interest Expense	$15,073	$14,856	$11,746

Efficiency Ratio*	58%	59%	79%
Core Efficiency Ratio**	58%	59%	66%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain (loss) on sale of securities, net
**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net

CU BANCORP

GAAP RECONCILIATIONS

Core Net Income, Core ROAA, Core Efficiency Ratio

(Unaudited)

The Company utilizes the term Core Net Income Available to Common Shareholders, a non-GAAP financial measure. CU Bancorp’s management believes Core Net Income Available to Common Shareholders is useful because it is a measure utilized by market analysts to understand the effects of merger-related expenses and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Core Net Income Available to Common Shareholders should not be viewed as a substitute for Net Income Available to Common Shareholders. A reconciliation of CU Bancorp’s Net Income Available to Common Shareholders to Core Net Income Available to Common Shareholders, as well as related ratios is presented in the tables below for the periods indicated:

(Dollars in thousands, except share data)

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Net Income Available to Common Shareholders	$20,062	$8,784
Add back: Merger expenses, net	293	1,952
Add back: Severance and retention, net	245	693

Core Net Income Available to Common Shareholders	$20,600	$11,429

Provision for Loan Losses	$5,080	$2,329
Average Assets	2,495,190	1,500,765
ROAA	0.80%	0.59%
Core ROAA*	0.83%	0.76%
Diluted Average Shares Outstanding	16,983,000	11,668,000
Diluted Earnings Per Share	$1.18	$0.75
Diluted Core Earnings Per Share**	$1.21	$0.98

*	Core ROAA: Year-to-date core net income available to common shareholders /average assets
**	Diluted Core Earnings Per Share: Year-to-date core net income available to common shareholders/diluted average shares outstanding

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Net Interest Income	$87,419	$53,255
Non-Interest Income	11,730	7,709
Subtract: Gain (loss) on sale of securities, net	112	(47)

Non-Interest Income excluding gain (loss) on sale of securities, net	$11,618	$7,756
Non-Interest Expense	59,965	43,385
Subtract: Merger expenses	498	2,302
Subtract: Severance and retention	423	1,195

Core Non-Interest Expense	$59,044	$39,888

Efficiency Ratio*	61%	71%
Core Efficiency Ratio **	60%	65%

*	Efficiency ratio represents non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net
**	Core efficiency ratio represents core non-interest expense as a percent of net interest income plus non-interest income, excluding gain on sale of securities, net

CU BANCORP

GAAP RECONCILIATIONS

Tangible Common Equity (TCE) Calculation and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term TCE, a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands except share data)

	December 31, 2015	September 30, 2015	December 31, 2014
Tangible Common Equity Calculation
Total shareholders’ equity	$306,807	$298,348	$279,192
Less: Serial preferred stock	16,995	16,739	16,004
Less: Goodwill	64,603	63,950	63,950
Less: Core deposit and leasehold right intangibles	7,671	8,138	9,547

Tangible Common Equity	$217,538	$209,521	$189,691

Common shares issued	17,175,389	16,870,936	16,683,856
Tangible book value per common share	$12.67	$12.42	$11.37
Book value per common share	$16.87	$16.69	$15.78

CU BANCORP

GAAP RECONCILIATIONS

Core Return on Average Tangible Common Equity

(Unaudited)

Core Return on Average Tangible Common Equity represents annualized or year-to-date core net income available to common shareholders as a percent of average tangible common equity. A calculation of CU Bancorp’s Core Return on Average Tangible Common Equity is provided in the table below for the periods indicated:

(Dollars in thousands)

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Average Tangible Common Equity Calculation
Total average shareholders’ equity	$304,026	$295,189	$177,042
Less: Average serial preferred stock	16,837	16,565	5,515
Less: Average goodwill	64,177	63,950	17,715
Less: Average core deposit and leasehold right intangibles	7,930	8,423	2,275

Average Tangible Common Equity	$215,082	$206,251	$151,537

Core Net Income Available to Common Shareholders	$5,210	$6,092	$2,696
Return on Average Tangible Common Equity	9.61%	11.48%	3.10%
Core Return on Average Tangible Common Equity	9.61%	11.72%	7.06%

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Average Tangible Common Equity Calculation
Total average shareholders’ equity	$292,577	$152,500
Less: Average serial preferred stock	16,457	1,390
Less: Average goodwill	64,014	13,659
Less: Average core deposit and leasehold right intangibles	8,644	2,366

Average Tangible Common Equity	$203,462	$135,085

Core Net Income Available to Common Shareholders	$20,062	$8,784
Return on Average Tangible Common Equity	9.86%	6.50%
Core Return on Average Tangible Common Equity	10.12%	8.46%